Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and Certificate are hereby endorsed as follows:

1. For Contracts with the Fixed Account, the Fixed Account Minimum Guaranteed Interest Rate provision is restated as follows:

              Aetna will add interest daily to all amounts held in the Fixed Account. For each calendar year, Aetna will set a minimum guaranteed annual interest rate which will apply to all amounts held in the Fixed Account during the calendar year. This rate will never be less than an annual rate of 3%. This one year minimum guaranteed interest rate will be established prior to each calendar year and will be made available to the Contract Holder in advance of the calendar year. Aetna, in its discretion, may credit interest at a rate greater than this one year rate. Aetna will make available to the Contract Holder the rate currently being credited to amounts held in the Fixed Account.

2. For Contracts with the Fixed Plus Account, the Fixed Plus Account Minimum Interest Rate provision is restated as follows:

              Aetna will add interest daily to amounts held in the Fixed Plus Account. For each calendar year, Aetna will set a minimum guaranteed annual interest rate which will apply to all amounts held in the Fixed Plus Account during the calendar year. This rate will never be less than an annual rate of 3%. This one year minimum guaranteed interest rate will be established prior to each calendar year and will be made available to the Contract Holder in advance of the calendar year. Aetna, in its discretion, may credit interest at a rate greater than this one year rate. Aetna will make available to the Contract Holder the rate currently being credited to amounts held in the Fixed Plus Account.


3. For Contracts with the Fixed Account, under the Payment of Surrender Value provision, the paragraph describing the interest rate to be credited during the payment period is amended and restated as follows:

              During the payment period, interest will be credited to the remaining Fixed Account balance at a single fixed rate that will not be more than two percentage points below the rate being credited to the Fixed Account as of the date of surrender. In no event will the credited interest rate be less than 3%.

Endorsed and made a part of the Contract and Certificate effective on the Effective Date of the Contract.

                                 /s/ Thomas J. McInerney

                                 President
                                 Aetna Life Insurance and Annuity Company